Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release: Immediately
Airgas Completes Acquisition of Linde U.S. Packaged Gas Business
RADNOR, PA — July 2, 2007 — Airgas, Inc., (NYSE: ARG) today announced that effective at the close of business June 30, 2007, it has completed the acquisition of Linde Gas USA LLC, and with it most of the U.S. packaged gas business of Linde AG (LIN.DE). Airgas, which first announced plans to acquire the packaged gas operations on March 29, 2007, paid $310 million in cash in the transaction.
The acquisition involved 130 locations in 18 states, including branches, warehouses, packaged gas fill plants, and other operations involved in distributing packaged industrial and specialty gases and related equipment. In 2006, the business generated $346 million in revenue.
“We are pleased to welcome 1,400 associates and the packaged gas customers they serve,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The packaged gas locations we have acquired fill in our network in a key corridor from Pittsburgh to Chicago, and in other important geographies in the eastern U.S., helping us serve customers more effectively.”
Most associates and locations are joining seven regional companies and National Welders Supply Company, which will soon transition from a joint venture to a wholly owned subsidiary as announced separately. Two specialty gas facilities in Maumee and Valley View, OH, are joining the Airgas Specialty Gases national network, and some corporate functions based in Cleveland, OH, are joining Airgas corporate teams. For more information on the sites and new alignments, go to http://www.airgas.com/documents/pdf/LindePGalignedsites.pdf.

For at least the initial 60 days, the acquired locations will operate under their existing business structure, with the management team reporting to the East Division President Shaun Powers in Cleveland, while Airgas completes systems conversions over the coming months. Until then, customers will see no changes in the way they order, take delivery, or pay for products and service from their current locations.
As previously announced, the transaction excludes Linde’s LifeGas medical gas business, its Spectra Gas rare and specialty gas business, and its Caribbean and Canadian packaged gas business. Also, Linde will retain certain acetylene production and packaged gas fill plants supporting the distributor customer business it will keep. The transaction also will not affect Linde’s ongoing merchant liquid, tonnage, pipeline and on-site business in North America and its packaged gas businesses in other parts of the world.
Airgas previously announced that it expects the acquired business to be accretive to EPS up to $0.02 in the first 12 months after closing, during which time the majority of the integration costs will be incurred.
“We complete this acquisition as we celebrate a quarter-century of growth, with a proven track record of successfully integrating large and small acquisitions. We are confident in our ability to create value through this transaction,” said McCausland.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 13,000 employees work in over 1,000 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding the acquired packaged gas locations filling in our network in key geographies and helping us serve customers more effectively; National Welders soon becoming a wholly owned subsidiary as a result of a separate transaction; the acquired locations operating under their existing business structure while completing systems conversions over the coming months; customers seeing no changes in the way they order, take delivery, or pay for products and service from their current locations during that time; our expectations that the acquired business will be accretive to EPS up to $0.02 in the first 12 months after closing, and incurring a majority of our integration costs during that time; and our confidence in our ability to create value in this transaction. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: our ability to successfully integrate the former Linde Gas USA business, including retention of both customers and employees; supply cost pressures; increased industry competition; customer acceptance of price increases; our ability to successfully consummate and integrate acquisitions; a disruption to our business from integration problems associated with acquisitions; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of hurricanes and other catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2007, and other forms filed by the Company with the Securities and Exchange Commission.